Company Contact: Guy A. Archbold, CEO 1190 Suncast Lane, Suite 2 El Dorado Hills, California 95762 916-939-8700 www.bluepointenergy.com	Porter, LeVay & Rose, Inc. Marlon Nurse, VP - Investor Relations Jeff Myhre, VP - Editorial 212-564-4700 Tom Gibson, VP - Media Relations 201-476-0322

STARWOOD® HOTELS & RESORTS WORLDWIDE, INC. EXPANDS RELATIONSHIP WITH
BLUEPOINT ENERGY TO UTILIZE BLUEPOINT’S ENVIROGEN™ ENERGY MODULES

-- BluePoint Energy Builds on Existing Relationship to Win Master Contract --

El DORADO HILLS, CA, December 12, 2006 -- Chapeau, Inc. d/b/a BluePoint Energy, Inc. (OTC BB: CPEU) today announced the signing of two discount energy purchase agreements in connection with the Sheraton Kauai Resort Hotel properties, which are owned and operated by a wholly owned subsidiary of Starwood® Hotels & Resorts Worldwide, Inc. (NYSE: HOT), one of the leading hospitality operators in the world. These discount energy purchase agreements are intended to serve as the master form of agreement for all properties under the umbrella of Starwood® Hotels & Resorts Worldwide, Inc. These initial contracts with the Sheraton Kauai properties represent approximately $1.4 million in project revenue to BluePoint with aggregate potential electricity billings of approximately $4.2 million over the 10-year term of the agreements.

Under the agreements with Starwood®, BluePoint Energy will permit, engineer, and install its EnviroGen™ Energy Modules - “Powered by Cummins” in two Sheraton Kauai properties in Kauai, Hawaii. The projects will feature BluePoint’s newly designed, environmentally responsible, continuous-duty diesel-driven combined cooling, heat and power EnviroGen™ Energy Modules.

Furthermore, these contracts designate BluePoint Energy and its technology for use within and among properties in the Starwood® Hotels & Resorts Worldwide, Inc. portfolio, which is currently comprised of approximately 850 properties in 95 countries globally.

John Lembo, Senior Director, Energy, Starwood® Hotel & Resorts Worldwide, Inc., commented, “While the Hawaiian Island of Kauai is one of the most beautiful and remote places on earth, it presents special challenges with respect to accessing reliable and cost efficient energy.”

He continued, “We believe BluePoint’s EnviroGen™ Energy Modules offer Starwood® Hotels and Resorts Worldwide an extremely efficient and reliable alternative to our power and energy needs. We view both of these attributes as critical advantages contributing to our selecting BluePoint to serve as our principal energy provider at this particular locale.”

Mr. Lembo added, “Kauai is one of our more extreme cases, but the projected energy cost savings and reliability, together with its sensible, sensitive and responsible approach to environmental issues make the EnviroGen™ CHP Modules highly attractive power generation alternatives worldwide. BluePoint offers us the opportunity to take greater control over our energy costs while ensuring the comfort of our valued guests and patrons.”

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Mr. Lembo concluded, “We continue to be more than satisfied and impressed by the quality of our relationship with BluePoint since signing initial contracts through our Starwood® Vacation Ownership subsidiary in February of this year. These Kauai projects mark the next of several Starwood® properties worldwide currently earmarked for application integrating BluePoint’s EnviroGen™ Energy Modules.”

Guy A. Archbold, Chief Executive Officer of BluePoint Energy, Inc., stated, “We are exceedingly pleased with the positive developments in our relationship with Starwood® as evidenced by the signing of these master contracts and the upcoming Kauai projects. With our EnviroGen™ Energy Modules, we anticipate providing Starwood® responsible alternatives for its power and energy needs at a significant number of its properties worldwide.”

Archbold added, “We are confident in our ability to demonstrate the highest quality of service to our clients while providing them with technologically advanced and reliable power solutions that result in cost-savings benefits allowing them to devote a higher percentage of capital and other resources to critical core business and functional operations. We believe our relationship with Starwood® Hotels and Resorts Worldwide, Inc demonstrates our continued efforts to meet and surpass the needs of our clients as we remain committed to building our business and returning shareholder value through strategic partnership and growth initiatives.”

About Starwood® Hotels & Resorts Worldwide, Inc.
Starwood® Hotels & Resorts Worldwide, Inc. is one of the leading hotel and leisure companies in the world with approximately 850 properties in more than 95 countries and 145,000 employees at its owned and managed properties. Starwood® Hotels is a fully integrated owner, operator and franchisor of Hotels & Resorts with the following internationally renowned brands: St. Regis®, The Luxury Collection®, Westin®, Four Points® by Sheraton, W®, Le Meridien® and the recently announced AloftSM and ElementSM Hotels. Starwood® Hotels also owns Starwood® Vacation Ownership, Inc., one of the premier developers and operators of high quality vacation interval ownership resorts. For more information, please visit www.starwoodhotels.com.

About Chapeau, Inc. d/b/a BluePoint Energy, Inc.
Chapeau, Inc. d/b/a BluePoint Energy, Inc. designs, assembles and sells packaged combined heat and power (CHP) and combined cooling, heat and power (CCHP) modules with ultra-clean emissions employing proprietary technology under the trademark EnviroGen™. Chapeau utilizes its proprietary build, own, operate, and maintain discount energy purchase agreement financial model to provide reliable, efficient, clean and cost-effective energy solutions to the end user. For more information, call 916-939-8700 or visit the Company’s website at www.bluepointenergy.com.

The foregoing is news relating to Chapeau, Inc. d/b/a BluePoint Energy, Inc. (the “Company”) and contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect” and similar expressions as they relate to the Company or its management, including without limitation, Chapeau, Inc. d/b/a BluePoint Energy, Inc. (as defined herein) and/or the Company’s other subsidiaries, are intended to identify such forward-looking statements. The Company’s actual results, performance or achievements could differ materially from the results expressed in, or implied by these forward-looking statements. For a discussion of additional factors that may affect actual results, investors or interested parties should refer to the Company’s filings with the Securities and Exchange Commission; in particular, its annual report on Form 10-K, most current 10Q and other filings as may be relevant. This does not constitute an offer to buy or sell securities by the Company, its subsidiaries or any associated party and is meant purely for informational purposes.

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